Exhibit 10.2

AMENDMENT TO THE

INTERPACE BIOSCIENCES, INC. EMPLOYEE STOCK PURCHASE PLAN

The Interpace Biosciences, Inc. Employee Stock Purchase Plan (the “Plan”) is hereby amended, effective as of the date of adoption of this Amendment by the Board of Directors of Interpace Biosciences, Inc. (the “Company”):

1. Section 13.1 of the Plan is amended in its entirety; provided that Section 13.1, as amended, is subject to approval by the Company’s stockholders in accordance with Section 19.11 of the Plan:

13.1 Number of Shares. A total of 2,000,000 shares of Common Stock have been authorized and reserved for issuance under the Plan. Such shares of Common Stock may be newly issued shares, treasury shares or shares acquired on the open market

* * *

Except as amended hereby, the terms and conditions of the Plan shall otherwise continue in full force and effect.

INTERPACE BIOSCIENCES, INC.

By:	/s/ Thomas W. Burnell
Name:	Thomas W. Burnell
Title:	President and Chief Executive Officer